FEDERAL INSURANCE COMPANY
Endorsement No.: 6
Bond Number: 81948080
NAME OF ASSURED: STI CLASSIC FUNDS

DELETE AN ENDORSEMENT
It is agreed that this Bond is amended by deleting Endorsement Number(s) 5 in its entirety.
This Endorsement applies to loss discovered after 12:01 a.m. on September 29, 2006.
ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.
Date: February 8, 2007

By:	/s/ Robert Hamburger

Authorized Representative
ICAP Bond
Form 17-02-5647 (Ed. 11-03)

FEDERAL INSURANCE COMPANY
Endorsement No: 7
Bond Number: 81948080

NAME OF ASSURED: STI CLASSIC FUNDS

NAME OF ASSURED ENDORSEMENT
It is agreed that the NAME OF ASSURED in the DECLARATIONS is amended to read as follows:
STI Classic Funds consisting of:
Aggressive Growth Stock Fund
Balanced Fund
Capital Appreciation Fund
Classic Institutional Cash Management Money Market Fund
Classic Institutional Municipal Cash Reserve Money Market Fund
Classic Institutional U.S. Government Securities Money Market Fund
Classic Institutional U.S. Treasury Securities Money Market Fund
Core Bond Fund
Emerging Growth Stock Fund
Florida Tax-Exempt Bond Fund
Georgia Tax-Exempt Bond Fund
High Income Fund
High Quality Bond Fund
Intermediate Bond Fund
International Equity Fund
International Equity Index Fund
Investment Grade Bond Fund
Investment Grade Tax-Exempt Bond Fund
Large Cap Quantitative Equity Fund
Large Cap Relative Value Fund
Large Cap Value Equity Fund
Life Vision Conservative Fund
Life Vision Aggressive Growth Fund
Life Vision Growth and Income Fund
Life Vision Moderate Growth Fund
Life Vision Target Date 2015 Fund
Life Vision Target Date 2025 Fund
Life Vision Target Date 2035 Fund
Limited Duration Fund
Limited-Term Federal Mortgage Securities Fund
Maryland Municipal Bond Fund
Mid-Cap Equity Fund
Mid-Cap Value Equity Fund
North Carolina Tax-Exempt Bond Fund
Prime Quality Money Market Fund
Quality Growth Stock Fund
Seix Floating Rate High Income Fund
Seix High Yield Fund
Short-Term U.S. Treasury Securities Fund
ICAP Bond
Form 17-02-0949 (Ed. 1-97) Page 1

Short-Term Bond Fund
Small Cap Growth Stock Fund
Small Cap Quantitative Equity Fund
Small Cap Value Equity Fund
Strategic Income Fund
Tax-Exempt Money Market Fund
U.S. Government Securities Fund
U.S. Government Securities Money Market Fund
U.S. Government Securities Ultra-Short Bond Fund
U.S. Treasury Money Market Fund
Ultra-Short Bond Fund
Virginia Intermediate Municipal Bond Fund
Virginia Tax-Free Money Market Fund
STI Classic Variable Trust consisting of:
Capital Appreciation Fund
International Equity Fund
Investment Grade Bond Fund
Large Cap Relative Value Fund
Large Cap Value Equity Fund
Mid-Cap Equity Fund
Small Cap Value Equity Fund
This Endorsement applies to loss discovered after 12:01 a.m. on September 29, 2006.
ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.
Date: February 8, 2007

By:	/s/ Robert Homburger

Authorized Representative
ICAP Bond
Form 17-02-0949 (Ed. 1-97) Page 2

FEDERAL INSURANCE COMPANY
Endorsement No.: 8
Bond Number: 81948080

NAME OF ASSURED: STI CLASSIC FUNDS

DELETE AN ENDORSEMENT
It is agreed that this Bond is amended by deleting Endorsement Number(s) 7 in its entirety.
This Endorsement applies to loss discovered after 12:01 a.m. on October 2, 2006.
ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.
Date: February 8, 2007

By:	/s/ Robert Homburger

Authorized Representative
ICAP Bond
Form 17-02-5647 (Ed. 11-03)

FEDERAL INSURANCE COMPANY
Endorsement No: 9
Bond Number: 81948080

NAME OF ASSURED: STI CLASSIC FUNDS

NAME OF ASSURED ENDORSEMENT
It is agreed that the NAME OF ASSURED in the DECLARATIONS is amended to read as follows:
STI Classic Funds consisting of:
Aggressive Growth Stock Fund
Balanced Fund
Capital Appreciation Fund
Classic Institutional Cash Management Money Market Fund
Classic Institutional Municipal Cash Reserve Money Market Fund
Classic Institutional U.S. Government Securities Money Market Fund
Classic Institutional U.S. Treasury Securities Money Market Fund
Total Return Bond Fund (f/k/a Core Bond Fund)
Emerging Growth Stock Fund
Florida Tax-Exempt Bond Fund
Georgia Tax-Exempt Bond Fund
High Income Fund
High Quality Bond Fund
Intermediate Bond Fund
International Equity Fund
International Equity Index Fund
Investment Grade Bond Fund
Investment Grade Tax-Exempt Bond Fund
Large Cap Quantitative Equity Fund
Large Cap Relative Value Fund
Large Cap Value Equity Fund
Life Vision Conservative Fund
Life Vision Aggressive Growth Fund
Life Vision Growth and Income Fund
Life Vision Moderate Growth Fund
Life Vision Target Date 2015 Fund
Life Vision Target Date 2025 Fund
Life Vision Target Date 2035 Fund
Limited Duration Fund
Limited-Term Federal Mortgage Securities Fund
Maryland Municipal Bond Fund
Mid-Cap Equity Fund
Mid-Cap Value Equity Fund
North Carolina Tax-Exempt Bond Fund
Prime Quality Money Market Fund
Quality Growth Stock Fund
Seix Floating Rate High Income Fund
Seix High Yield Fund
Short-Term U.S. Treasury Securities Fund
ICAP Bond
Form 17-02-0949 (Ed. 1-97) Page 1

Short-Term Bond Fund
Small Cap Growth Stock Fund
Small Cap Quantitative Equity Fund
Small Cap Value Equity Fund
Strategic Income Fund
Tax-Exempt Money Market Fund
U.S. Government Securities Fund
U.S. Government Securities Money Market Fund
U.S. Government Securities Ultra-Short Bond Fund
U.S. Treasury Money Market Fund
Ultra-Short Bond Fund
Virginia Intermediate Municipal Bond Fund
Virginia Tax-Free Money Market Fund
STI Classic Variable Trust consisting of:
Capital Appreciation Fund
International Equity Fund
Investment Grade Bond Fund
Large Cap Relative Value Fund
Large Cap Value Equity Fund
Mid-Cap Equity Fund
Small Cap Value Equity Fund
This Endorsement applies to loss discovered after 12:01 a.m. on October 2, 2006.
ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.
Date: February 8, 2007

By:	/s/ Robert Homburger

Authorized Representative
ICAP Bond
Form 17-02-0949 (Ed. 1-97) Page 2

FEDERAL INSURANCE COMPANY
Endorsement No.: 10
Bond Number: 81948080

NAME OF ASSURED: STI CLASSIC FUNDS

DELETE AN ENDORSEMENT

It is agreed that this Bond is amended by deleting Endorsement Number(s) 9 in its entirety.
This Endorsement applies to loss discovered after 12:01 a.m. on October 16, 2006.
ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.
Date: February 8, 2007

By:	/s/ Robert Homburger

Authorized Representative
ICAP Bond
Form 17-02-5647 (Ed. 11-03)

FEDERAL INSURANCE COMPANY
Endorsement No: 11
Bond Number: 81948080

NAME OF ASSURED: STI CLASSIC FUNDS

NAME OF ASSURED ENDORSEMENT
It is agreed that the NAME OF ASSURED in the DECLARATIONS is amended to read as follows:
STI Classic Funds consisting of:
Aggressive Growth Stock Fund
Balanced Fund
Capital Appreciation Fund
Classic Institutional Cash Management Money Market Fund
Classic Institutional Municipal Cash Reserve Money Market Fund
Classic Institutional U.S. Government Securities Money Market Fund
Classic Institutional U.S. Treasury Securities Money Market Fund
Total Return Bond Fund (f/k/a Core Bond Fund)
Emerging Growth Stock Fund
High Grade Municipal Bond Fund (f/k/a Florida Tax-Exempt Bond Fund)
Georgia Tax-Exempt Bond Fund
High Income Fund
High Quality Bond Fund
Intermediate Bond Fund
International Equity Fund
International Equity Index Fund
Investment Grade Bond Fund
Investment Grade Tax-Exempt Bond Fund
Large Cap Quantitative Equity Fund
Large Cap Relative Value Fund
Large Cap Value Equity Fund
Life Vision Conservative Fund
Life Vision Aggressive Growth Fund
Life Vision Growth and Income Fund
Life Vision Moderate Growth Fund
Life Vision Target Date 2015 Fund
Life Vision Target Date 2025 Fund
Life Vision Target Date 2035 Fund
Limited Duration Fund
Limited-Term Federal Mortgage Securities Fund
Maryland Municipal Bond Fund
Mid-Cap Equity Fund
Mid-Cap Value Equity Fund
North Carolina Tax-Exempt Bond Fund
Prime Quality Money Market Fund
Quality Growth Stock Fund
Seix Floating Rate High Income Fund
Seix High Yield Fund
Short-Term U.S. Treasury Securities Fund
ICAP Bond
Form 17-02-0949 (Ed. 1-97) Page 1

Short-Term Bond Fund
Small Cap Growth Stock Fund
Small Cap Quantitative Equity Fund
Small Cap Value Equity Fund
Strategic Income Fund
Tax-Exempt Money Market Fund
U.S. Government Securities Fund
U.S. Government Securities Money Market Fund
U.S. Government Securities Ultra-Short Bond Fund
U.S. Treasury Money Market Fund
Ultra-Short Bond Fund
Virginia Intermediate Municipal Bond Fund
Virginia Tax-Free Money Market Fund
STI Classic Variable Trust consisting of:
Capital Appreciation Fund
International Equity Fund
Investment Grade Bond Fund
Large Cap Relative Value Fund
Large Cap Value Equity Fund
Mid-Cap Equity Fund
Small Cap Value Equity Fund
This Endorsement applies to loss discovered after 12:01 a.m. on October 16, 2006.
ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.
Date: February 8, 2007

By:	/s/ Robert Homburger

Authorized Representative
ICAP Bond
Form 17-02-0949 (Ed. 1-97) Page 2

FEDERAL INSURANCE COMPANY
Endorsement No.: 12
Bond Number: 81948080

NAME OF ASSURED: STI CLASSIC FUNDS
DELETE AN ENDORSEMENT
It is agreed that this Bond is amended by deleting Endorsement Number(s) 11 in its entirety.
This Endorsement applies to loss discovered after 12:01 a.m. on January 31, 2007.
ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.
Date: February 8, 2007

By:	/s/ Robert Homburger

Authorized Representative
ICAP Bond
Form 17-02-5647 (Ed. 11-03)

FEDERAL INSURANCE COMPANY
Endorsement No: 13
Bond Number: 81948080

NAME OF ASSURED: STI CLASSIC FUNDS

NAME OF ASSURED ENDORSEMENT
It is agreed that the NAME OF ASSURED in the DECLARATIONS is amended to read as follows:
STI Classic Funds consisting of:
Aggressive Growth Stock Fund
Balanced Fund
Capital Appreciation Fund
Classic Institutional Cash Management Money Market Fund
Classic Institutional Municipal Cash Reserve Money Market Fund
Classic Institutional U.S. Government Securities Money Market Fund
Classic Institutional U.S. Treasury Securities Money Market Fund
Total Return Bond Fund (f/k/a Core Bond Fund)
Emerging Growth Stock Fund
High Grade Municipal Bond Fund (f/k/a Florida Tax-Exempt Bond Fund)
Georgia Tax-Exempt Bond Fund
High Income Fund
Intermediate Bond Fund
International Equity Fund
International Equity Index Fund
Investment Grade Bond Fund
Investment Grade Tax-Exempt Bond Fund
Large Cap Quantitative Equity Fund
Large Cap Relative Value Fund
Large Cap Value Equity Fund
Life Vision Conservative Fund
Life Vision Aggressive Growth Fund
Life Vision Growth and Income Fund
Life Vision Moderate Growth Fund
Life Vision Target Date 2015 Fund
Life Vision Target Date 2025 Fund
Life Vision Target Date 2035 Fund
Limited Duration Fund
Limited-Term Federal Mortgage Securities Fund
Maryland Municipal Bond Fund
Mid-Cap Equity Fund
Mid-Cap Value Equity Fund
North Carolina Tax-Exempt Bond Fund
Prime Quality Money Market Fund
Quality Growth Stock Fund
Seix Floating Rate High Income Fund
Seix High Yield Fund
Short-Term U.S. Treasury Securities Fund
ICAP Bond
Form 17-02-0949 (Ed. 1-97) Page 1

Short-Term Bond Fund
Small Cap Growth Stock Fund
Small Cap Quantitative Equity Fund
Small Cap Value Equity Fund
Strategic Income Fund
Tax-Exempt Money Market Fund
U.S. Government Securities Fund
U.S. Government Securities Money Market Fund
U.S. Government Securities Ultra-Short Bond Fund
U.S. Treasury Money Market Fund
Ultra-Short Bond Fund
Virginia Intermediate Municipal Bond Fund
Virginia Tax-Free Money Market Fund
STI Classic Variable Trust consisting of:
Capital Appreciation Fund
International Equity Fund
Investment Grade Bond Fund
Large Cap Relative Value Fund
Large Cap Value Equity Fund
Mid-Cap Equity Fund
Small Cap Value Equity Fund
This Endorsement applies to loss discovered after 12:01 a.m. on January 31, 2007.
ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.

Date: February 8, 2007

By:	/s/ Robert Homburger

Authorized Representative
ICAP Bond
Form 17-02-0949 (Ed. 1-97) Page 2

JOINT INSURED BOND AGREEMENT
THIS AGREEMENT, made as of this 8th day of August 2006 by and between STI Classic Funds and STI Classic Variable Trust (together, the “Joint Insureds”).
WHEREAS, each of STI Classic Funds and STI Classic Variable Trust is a registered management investment company; and
WHEREAS, the board of trustees of STI Classic Funds and STI Classic Variable Trust (together, the “Boards”), including a majority of the Trustees of each Board who are not “interested persons” of such investment company as defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended (the “1940 Act”) (the “Independent Trustees”), has authorized and approved, pursuant to Rule 17g-1 under the 1940 Act, a joint insured bond (the “Bond”); and
WHEREAS, the Joint Insureds, pursuant to Rule 17g-1(f), desire to enter into an agreement dealing with their respective rights under the Bond in the event of a loss thereunder.
NOW, THEREFORE, the parties hereto agree as follows:
1.	In the event recovery is received under the Bond as a result of a loss sustained by one or more of the Joint Insureds, the registered management investment company sustaining the loss shall receive an equitable and proportionate share of the recovery but at least equal to the amount which it would have received had it provided and maintained a single insured bond with the minimum coverage required by Rule 17g-1(d)(1).

3.	Each Joint Insured shall comply with the filing and notification requirements of Rule 17g-1(g) during the term of this Agreement.

4.	This Agreement may be modified or amended by mutual written consent of the Joint Insureds. This Agreement may be terminated by one party on not less than 60 days prior written notice to the other party.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed on their behalf as of the day and year first written above.

STI CLASSIC FUNDS

By:	/s/ Deborah Lamb
Name: Deborah Lamb
Title: EVP/CCO
STI CLASSIC VARIABLE TRUST

By:	/s/ R. Jeffrey Young
Name: R. Jeffrey Young
Title: President